NON-PARTICIPATING
FLEXIBLE PREMIUM VARIABLE
LIFE INSURANCE POLICY

DEATH PROCEEDS PAYABLE AT THE INSURED'S DEATH PRIOR TO THE MATURITY DATE. FLEXIBLE PREMIUMS PAYABLE FOR THE INSURED'S LIFE OR UNTIL THE MATURITY DATE. THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED IN THE DEATH BENEFIT PROVISIONS. THE CASH VALUE IN THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. THE VARIABLE FEATURES OF THIS POLICY ARE DESCRIBED ON PAGES 13 THROUGH 15.

Farm Bureau Life Insurance Company will pay the benefits of this policy subject to all of its terms.

RIGHT TO EXAMINE POLICY

The owner may cancel this policy by delivering or mailing a written notice or sending a telegram or fax to the agent through whom it was purchased or the Farm Bureau Life Insurance Company, 5400 University Avenue, West Des Moines, Iowa 50266-5997 and by returning the policy or contract before midnight of the twentieth day after the date you receive the policy. Notice given by mail and return of the policy or contract by mail are effective on being postmarked, properly addressed and postage prepaid. Farm Bureau Life will refund within seven days after it receives notice of cancellation and the returned policy an amount equal to the greater of the premiums paid or the sum of:

a) the accumulated value of the policy on the date the policy is received at our home office;
b)   any premium expense charges which were deducted from premiums;
c)   monthly deductions made on the policy date and any monthly deduction day;
     and
d)   amounts equal to daily charges against the variable account.

Signed for and on behalf of Farm Bureau Life Insurance Company at its home office at 5400 University Avenue, West Des Moines, Iowa 50266-5997, effective as of the date of issue of this policy.


/s/ Edward M. Wiederstein               /s/ Richard D. Harris
                         President                           Secretary


Farm Bureau Life Insurance Company
5400 University Avenue
West Des Moines, Iowa 50266-5997

[LOGO]

This policy is a legal contract between the owner and Farm Bureau Life Insurance Company.

READ YOUR POLICY CAREFULLY

INDEX OF MAJOR POLICY PROVISIONS

POLICY DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Page 3
Insured; Insuring Age; Sex; Policy Number; Policy Date; Owner(s); Date of Issue; Death Benefit Option; Maturity Date; Specified Amount at Issue; Schedule of Forms and Premiums; Schedule of Current Charges; Schedule of Current Surrender Charges.

TABLE OF GUARANTEED MAXIMUM MONTHLY INSURANCE RATES PER $1000. . . . .    Page 6

SPECIFIED AMOUNT FACTORS . . . . . . . . . . . . . . . . . . . . . . .    Page 7

SECTION 1 - DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .    Page 8
1.1 You or Your; 1.2 Age; 1.3 Net Accumulated Value; 1.4 Age; 1.5 Attained Age;
1.6 Business Day; 1.7 Declared Interest Option; 1.8 Eligible for Waiver of Surrender Charge; 1.9 Fund; 1.10 General Account; 1.11 Home Office; 1.12 Monthly Deduction Day; 1.13 Net Premium; 1.14 Partial Withdrawal Fee; 1.15 Policy Anniversary; 1.16 Policy Date; 1.17 Policy Year; 1.18 Premium Expense Charge
1.19 Qualified Physician; 1.20 Qualified Nursing Care Center; 1.21 SEC; 1.22 Surrender Charge; 1.23 Surrender Value; 1.24 Net Surrender Value; 1.25 Valuation Period; 1.26 Variable Account; 1.27 We, Our, Us or the Company.

SECTION 2 - THE CONTRACT . . . . . . . . . . . . . . . . . . . . . . .    Page 9
2.1 Death Proceeds 2.2 Death Benefit Options; 2.3 Contract; 2.4 Modification;
2.5 Incontestable Clause; 2.6 Misstatement of Age or Sex; 2.7 Suicide; 2.8 Return of Policy and Policy Settlement; 2.9 Maturity Proceeds; 2.10 Termination; 2-11 Non-Participation.

SECTION 3 - OWNERSHIP AND BENEFICIARIES. . . . . . . . . . . . . . . .   Page 11
3.1 Ownership; 3.2 Beneficiary; 3.3 Change of Owner or Beneficiary; 3.4 Assignment.

SECTION 4 - PREMIUMS AND REINSTATEMENT . . . . . . . . . . . . . . . .   Page 11
4.1 Premium Payment; 4.2 Payment Frequency; 4.3 Grace Period; 4.4 Reinstatement;
4.5 Unscheduled Premiums; 4.6 Premium Limitations; 4.7 Premium Application; 4.8 Allocation of Premium.

SECTION 5 - POLICY CHANGE. . . . . . . . . . . . . . . . . . . . . . .   Page 12
5.1 Change of Specified Amount; 5.2 Specified Amount Decrease; 5.3 Specified Amount Increase; 5.4 Change of Death Benefit Option; 5.5 Life Insurance Qualification.

SECTION 6 - VARIABLE ACCOUNT . . . . . . . . . . . . . . . . . . . . .   Page 13
6.1 Variable Account; 6.2 Subaccounts; 6.3 Fund Portfolios; 6.4 Transfers; 6.5 Special Transfer Privilege.

SECTION 7 - ACCUMULATED VALUE BENEFITS . . . . . . . . . . . . . . . .   Page 15
7.1 Accumulated Value Determination; 7.2 Net Accumulated Value Determination;
7.3 Surrender Value; 7.4 Net Surrender Value; 7.5 Variable Accumulated Value;
7.6 Account Units; 7.7 Unit Value; 7.8 Declared Interest Option Accumulated Value; 7.9 Declared Interest Option Interest; 7.10 Monthly Deduction; 7.11 Cost of Insurance; 7.12 Cost of Insurance Rate; 7.13 Basis of Values; 7.14 Surrender;
7.15 Waiver of Surrender Charge; 7.16 Partial Withdrawal; 7.17 Use of Payment Option; 7.18 Delay of Payment; 7.19 Continuance of Insurance; 7.20 Annual Report.

SECTION 8 - POLICY LOANS . . . . . . . . . . . . . . . . . . . . . . .   Page 19
8.1 Cash Loan; 8.2 Loan Value; 8.3 Loan Interest; 8.4 Loan Allocation; 8.5 Loan Repayment.

SECTION 9 - PAYMENT OF PROCEEDS  . . . . . . . . . . . . . . . . . . .   Page 20
9.1 Choice of Options; 9.2 Payment Options; 9.3 Interest and Mortality; 9.4 Requirements; 9.5 Effective Date; 9.6 Death of Payee; 9.7 Withdrawal of Proceeds; 9.8 Claims of Creditors.

PAYMENT OPTION TABLES  . . . . . . . . . . . . . . . . . . . . . . . .   Page 22

Any additional benefits and endorsements which apply to this policy are listed on page 3 and are described in the forms which follow page 22 of this policy.

                                     POLICY DATA

Insured                                     [John Doe]
Insuring Age                                [35]
Sex                                         [Male]
Policy Number                               [23456789]
Policy Date                                 [07-01-1998]
Owner(s)                                    [John Doe]
Date of Issue                               [07-01-1998]
Death Benefit Option                        [Option A]
Maturity Date                               [07-01-2078]
Specified Amount at Issue                   [$1,000,000.00]
Reserve Interest Rate                       [4.00]

         Summary of Current Specified Amount


Description        Specified Amount         Effective Date      Premium Class
[AT ISSUE               $1,000,000.00            07-01-1998          NON-TOBACCO]
                                                                (will show if rated)

                          Schedule of Forms and Premiums

                                                                                              Current
                                                                          Original            Target
Form No.           Description              Amount or No. of Units        Effective Date      Premium
[434-114(06-98)    Non-Par Flexible         $100,000,000.00               07-01-1998          $XXX.XX]
                   Premium Variable Life
[434-085(06-98)    Living Benefit


                                    POLICY DATA
                            Schedule of Current Charges

Premium Expense Charge             [7% of each premium up to Target Premium]
                                   [2% of each premium over Target Premium]

Policy Expense Charge              [$5.00 per month]

First Year Administrative Charge   [$5.00 per month, plus
(applies to the first 12 monthly   $0.05 per $1,000 of specified amount]
deductions following issue and
the first 12 months following
any increase in specified amount)

Partial Withdrawal Fee             [$25 per withdrawal]

Transfer Charge                    [$25 per transfer]

Mortality and Expense Risk         [0.0024548% of the variable cash value per
Charge                             day (equivalent to 0.90% per year)]

Monthly Deduction Day              [20th of each month]

Policy Loan Interest Rate          Adjustable Loan Rate (as described
                                   in Section 8.3 of your policy)

                            SCHEDULE OF INVESTMENT OPTIONS

General Account               The general assets of Farm Bureau Life Insurance
                              Company

Separate Account(s)           [Farm Bureau Life Variable Account III]

Subaccounts                         Fund
     EquiTrust - Value Growth       EquiTrust Variable Insurance Series Fund
     EquiTrust - High Grade Bond EquiTrust Variable Insurance Series Fund EquiTrust - High Yield Bond EquiTrust Variable Insurance Series Fund
     EquiTrust - Money Market       EquiTrust Variable Insurance Series Fund
     EquiTrust - Blue Chip          EquiTrust Variable Insurance Series Fund
     T.Rowe - Intl Stock            T.Rowe Price International Series, Inc.
     T.Rowe - MidCap Growth         T.Rowe Price Equity Series, Inc.
     T.Rowe - New America Growth    T.Rowe Price Equity Series, Inc.
     T.Rowe - Equity Income         T.Rowe Price Equity Series, Inc.
     T.Rowe - Pers Strategy Bal     T.Rowe Price Equity Series, Inc.

Net premiums will be allocated to the subaccounts or the declared interest option in accordance with the net premium allocation percentages shown in the application or in the most recent written instructions of the owner. For a full description of the Separate Account and the designated subaccounts, please refer to the current prospectus.

                              Form Number 434-114(07-98)
                                Policy Number 12345678

                                     POLICY DATA

                        Schedule of Current Surrender Charges

SURRENDER DATE                                    SURRENDER CHARGE
[January 1, 1998-December 31, 1998                $XXXXX
January 1, 1999-December 31, 1999                 $XXXXX
January 1, 2000-December 31, 2000                 $XXXXX
January 1, 2001-December 21, 2001                 $XXXXX
January 1, 2002-December 21, 2002                 $XXXXX
January 1, 2003-December 21, 2003                 $XXXXX
January 1, 2004-December 21, 2004                 $XXXXX
January 1, 2005-December 21, 2005                 $XXXXX
January 1, 2006 December 21, 2006                 $XXXXX
January 1, 2007-December 21, 2007                 $XXXXX
January 1, 2008-December 21, 2008                 $00.00]


                              Form Number 434-114(07-98)
                                Policy Number 12345678

                                     POLICY DATA
                 TABLE OF GUARANTEED MAXIMUM MONTHLY INSURANCE RATES PER $1,000 FOR TOBACCO AND NON-TOBACCO RATE CLASSES

                         Tobacco                      Non-Tobacco
                         -------                      -----------
   Attained         Male          Female          Male          Female
     Age            Rate           Rate           Rate           Rate
      0                                         0.08584        0.07000
      1                                         0.08584        0.07000
      2                                         0.08251        0.06667
      3                                         0.08084        0.06500
      4                                         0.07751        0.06417

      5                                         0.07334        0.06250
      6                                         0.06917        0.06084
      7                                         0.06500        0.05917
      8                                         0.06250        0.05834
      9                                         0.06167        0.05750

     10                                         0.06250        0.05667
     11                                         0.06750        0.05834
     12                                         0.07667        0.06084
     13                                         0.08917        0.06417
     14                                         0.10334        0.06834

     15                                         0.11335        0.07167
     16                                         0.12335        0.07501
     17                                         0.13085        0.07751
     18           0.18420        0.09251        0.13585        0.08001
     19           0.19004        0.09501        0.13919        0.08251

     20           0.19337        0.09751        0.14002        0.08417
     21           0.19337        0.09918        0.13835        0.08584
     22           0.19004        0.10168        0.13585        0.08667
     23           0.18670        0.10418        0.13252        0.08834
     24           0.18170        0.10668        0.12918        0.09001

     25           0.17586        0.10918        0.12502        0.09168
     26           0.17253        0.11335        0.12252        0.09418
     27           0.17086        0.11668        0.12085        0.09584
     28           0.17086        0.12085        0.12001        0.09834
     29           0.17336        0.12585        0.12001        0.10168

     30           0.17753        0.13168        0.12085        0.10418
     31           0.18337        0.13669        0.12335        0.10751
     32           0.19087        0.14252        0.12668        0.11085
     33           0.20087        0.15002        0.13168        0.11501
     34           0.21255        0.15836        0.13752        0.12001

     35           0.22672        0.16753        0.14419        0.12585
     36           0.24339        0.18170        0.15169        0.13418
     37           0.26424        0.19837        0.16169        0.14419
     38           0.28758        0.21755        0.17253        0.15502
     39           0.31427        0.23839        0.18420        0.16669

     40           0.34512        0.26340        0.19837        0.18087
     41           0.37848        0.29008        0.21338        0.19587
     42           0.41517        0.31677        0.22922        0.21088
     43           0.45521        0.34345        0.24673        0.22588
     44           0.49942        0.37014        0.26590        0.24089

     45           0.54613        0.39849        0.28758        0.25757
     46           0.59452        0.42768        0.31093        0.27508
     47           0.64709        0.45771        0.33595        0.29425

     48           0.70383        0.49024        0.36347        0.31427
     49           0.76559        0.52611        0.39349        0.33678

     50           0.83403        0.56449        0.42768        0.36180
     51           0.91166        0.60537        0.46688        0.38932
     52           0.99933        0.65209        0.51193        0.42101
     53           1.09871        0.70383        0.56365        0.45604
     54           1.20729        0.75641        0.62122        0.49191

     55           1.32342        0.81066        0.68547        0.53028
     56           1.44626        0.86408        0.75557        0.56866
     57           1.57581        0.91417        0.82985        0.60620
     58           1.71209        0.96343        0.91250        0.64375
     59           1.85845        1.01603        1.00518        0.68630

     60           2.02158        1.07866        1.10873        0.73638
     61           2.20569        1.15717        1.22400        0.79814
     62           2.41331        1.25825        1.35684        0.87493
     63           2.64531        1.38107        1.50727        0.96927
     64           2.89921        1.51813        1.67447        1.07532

     65           3.16834        1.66276        1.85761        1.18975
     66           3.45020        1.80994        2.05588        1.30838
     67           3.74229        1.95214        2.26847        1.42954
     68           4.04883        2.09605        2.49957        1.55491
     69           4.38161        2.25256        2.75591        1.69453

     70           4.74911        2.43759        3.04592        1.85845
     71           5.16235        2.67212        3.37720        2.05839
     72           5.62985        2.95957        3.75992        2.30363
     73           6.14841        3.30170        4.19334        2.59756
     74           6.71732        3.69191        4.67004        2.93610

     75           7.32578        4.11856        5.18003        3.31428
     76           7.94851        4.57248        5.71919        3.72382
     77           8.57456        5.04701        6.28340        4.16309
     78           9.20818        5.54895        6.87612        4.63892
     79           9.87149        6.09610        7.51607        5.16656

     80          10.58674        6.70972        8.22375        5.76724
     81          11.37459        7.40696        9.01810        6.45895
     82          12.24906        8.20087        9.91569        7.25729
     83          13.19603        9.11907       10.91280        8.15937
     84          14.18421       10.11631       11.99040        9.15556

     85          15.18033       11.17773       13.12418       10.23537
     86          16.16034       12.29517       14.29994       11.39164
     87          17.16810       13.45788       15.49991       12.62319
     88          18.22020       14.67216       16.71910       13.93142
     89          19.26842       15.93752       17.97489       15.32721

     90          20.32834       17.34402       19.28574       16.82248
     91          21.43307       18.86254       20.68243       18.45266
     92          22.71710       20.55222       22.21791       20.28063
     93          24.36888       22.54368       24.04369       22.43826
     94          26.62992       25.22305       26.50346       25.22305

     95          30.20740       29.24956       30.20740       29.24956
     96          36.35803       35.72205       36.35803       35.72205
     97          47.21180       46.86829       47.21180       46.86829

     98          66.20701       66.09429       66.20701       66.09249
 99-114          90.90909       90.90909       90.90909       90.90909

                                     POLICY DATA
                               SPECIFIED AMOUNT FACTORS

      Attained                  Attained                  Attained
      Age At Date              Age At Date               Age At Date
      of Death      Factor      of Death      Factor      of Death      Factor
        0-40         2.50          59          1.34          78          1.05
         41          2.43          60          1.30          79          1.05
         42          2.36          61          1.28          80          1.05
         43          2.29          62          1.26          81          1.05
         44          2.22          63          1.24          82          1.05
         45          2.15          64          1.22          83          1.05
         46          2.09          65          1.20          84          1.05
         47          2.03          66          1.19          85          1.05
         48          1.97          67          1.18          86          1.05
         49          1.91          68          1.17          87          1.05
         50          1.85          69          1.16          88          1.05
         51          1.78          70          1.15          89          1.05
         52          1.71          71          1.13          90          1.05
         53          1.64          72          1.11          91          1.04
         54          1.57          73          1.09          92          1.03
         55          1.50          74          1.07          93          1.02
         56          1.46          75          1.05          94          1.01
         57          1.42          76          1.05        95-114        1.01
         58          1.38          77          1.05         115          1.00

--------------------------------------------------------------------------------
SECTION 1 - DEFINITIONS
--------------------------------------------------------------------------------

1.1 YOU OR YOUR
means the person whose life is insured.

1.2 ACCUMULATED VALUE
means the policy's accumulated value which is calculated as:
a)   the variable accumulated value, which is defined in section 7.5; plus
b)   the declared interest option accumulated value which is defined in section 7.8.

1.3 NET ACCUMULATED VALUE
means the policy's net accumulated value which is calculated as:
a)   the accumulated value; less
b)   the amount of any policy loan; less
c)   any policy loan interest due; plus
d)   any unearned loan interest.

1.4 AGE
means age at the last birthday.

1.5 ATTAINED AGE means your age at issue plus the number of policy years since the policy date.

1.6 BUSINESS DAY
means a day when the New York Stock Exchange is open for trading, except for the day after Thanksgiving, any other designated Company holidays, and any day the home office is closed because of a weather-related or comparable type of emergency. Assets are valued at the close of the business day.

1.7 DECLARED INTEREST OPTION
means an option pursuant to which accumulated value accrues interest at a guaranteed minimum rate. The declared interest option is supported by the general account.

1.8 ELIGIBLE FOR WAIVER OF SURRENDER CHARGE means the insured:
a) is diagnosed by a Qualified Physician as having a terminal illness. A terminal illness is any disease or medical condition which the Qualified Physician expects will result in death within one year; or
b)   stays in a Qualified Nursing Care Center for 90 days.

1.9 FUND
means the investment options shown on the policy data page. The corresponding funds are registered with the SEC under the Investment Company Act of 1940 as open-end diversified management investment companies or unit investment trusts.

1.10 GENERAL ACCOUNT
means all our assets other than those allocated to the variable account or any other separate account. We have complete ownership and control of the assets of the general account.

1.11 HOME OFFICE
means Farm Bureau Life Insurance Company at 5400 University Avenue, West Des Moines, Iowa, 50266-5997.

1.12 MONTHLY DEDUCTION DAY
means the same date in each month as the policy date. The charges for this policy are deducted on the business day on or next following the monthly deduction day.

1.13 NET PREMIUM
means the amount of premium remaining after the premium expense charge has been deducted. This amount will be allocated among the subaccounts of the variable account and the declared interest option according to the allocations shown on the policy data page or the most recent instructions received from the owner.

1.14 PARTIAL WITHDRAWAL FEE
means a fee of $25 that is applied at the time of any partial withdrawal.

1.15 POLICY ANNIVERSARY
means the same date in each year as the policy date.

1.16 POLICY DATE
means the policy date shown on the policy data page. This date is used to determine policy years and any policy anniversaries.

1.17 POLICY YEAR
means the 12-month period that begins on the policy date or on a policy anniversary.

1.18 PREMIUM EXPENSE CHARGE
means the premium expense charge shown on the policy data page. This amount may go up or down, but is guaranteed to never exceed 7 percent.

1.19 QUALIFIED PHYSICIAN:
means a licensed, medical practitioner performing within the scope of his/her license. Such person must be someone other than you, the insured, or a member of the immediate family of either you or the insured.

1.20 QUALIFIED NURSING CARE CENTER:
means a long term care center that is licensed to operate according to the laws of their location. The following are qualified nursing care centers:
     a)   Skilled Nursing Center - means a center:
           i) That provides skilled nursing care supervised by a licensed physician;
          ii) That provides 24-hour nursing care by, or supervised by, an R.N.; and
         iii)  That keeps daily medical record of each patient.

     b)   Intermediate Care Center - means a center:
           i) That provides 24-hour nursing care by, or supervised by an R.N. or an L.P.N.; and
          II)  That keeps a daily medical record of each patient.

     c)   Hospital - means a center:
           i) That operates for the care and treatment of sick or injured persons as inpatients;
          ii)  That provides 24-hour nursing care by, or supervised by, an R.N.;
         iii)  That is supervised by a staff of licensed physicians; and
          iv) That has medical, diagnostic, and major surgery capabilities or access to such capabilities.

Qualified Nursing Care Center does not include:
a)   Drug or alcohol treatment centers;
b) Home for the aged or mentally ill, community living centers, or places that primarily provide domiciliary, residency or retirement care;
c)   Places owned or operated by a member of the annuitant's immediate family.

1.21 SEC
means the Securities and Exchange Commission, a U.S. government agency.

1.22 SURRENDER CHARGE
means a fee that is applied at the time of a surrender. The surrender charge will be the amount shown on the policy data page.

A specified amount increase has its own surrender charge period which begins on the date of the increase. If a specified amount increase is made, the surrender charges will be a composite of all charges which apply for each year.

1.23 SURRENDER VALUE
means the policy's surrender value which is calculated as:
a)   the accumulated value; minus
b)   the surrender charge.

1.24 NET SURRENDER VALUE
means the policy's net surrender value which is calculated as:
a)   the surrender value; minus
b)   any policy loan; minus
c)   any policy loan interest due; plus
d)   any unearned loan interest.

1.25 VALUATION PERIOD
means the period between the close of business on a business day and the close of business on the next business day.

1.26 VARIABLE ACCOUNT
means the Separate Account shown on the policy data page. It is a unit investment trust registered with the SEC under the Investment Company Act of 1940.

1.27 WE, OUR, US OR THE COMPANY
means the Farm Bureau Life Insurance Company.

--------------------------------------------------------------------------------
SECTION 2 - THE CONTRACT
--------------------------------------------------------------------------------

2.1 DEATH PROCEEDS
We will pay the death proceeds to the beneficiary:
a)   within seven days after receipt by us of due proof of your death;
b)   if the policy is in force on the date of your death; and
c)   subject to the terms and conditions of this policy.

The death proceeds will be the sum of:
a)   the death benefit; and
b)   any premiums paid after the date of death; and
c)   any unearned policy loan interest on the date of death;
less:
a)   any policy loan; and

b) any policy loan interest due;
plus any interest credited on this amount from the date of death to the date of payment, the rate to be set by us but not less than 3% per year or any rate required by law.

2.2 DEATH BENEFIT OPTIONS
The death benefit option in effect for this policy is shown on the policy data page and is one of the following:
Option A -- The death benefit will be the greater of a) or b) where:
a) is the sum of the specified amount shown on the policy data page and the accumulated value; and
b) is the accumulated value multiplied by the specified amount factor from the table on the policy data page for your attained age.
Option B -- The death benefit will be the greater of a) or b) where:
a)   is the specified amount shown on the policy data page; and
b) is the accumulated value multiplied by the specified amount factor from the table on the policy data page for your attained age.

All values are determined as of the end of the business day on or next following the date of death.

2.3 CONTRACT
This policy is a legal contract. We issue this policy in consideration of the first premium and the statements in the application. The entire contract consists of:
a)   this basic policy;
b)   any endorsements or additional benefit riders;
c)   the attached copy of your application; and
d)   any amendments, supplemental applications or other attached papers.

We rely on statements made in the application for the policy. These statements in the absence of fraud are deemed representations and not warranties. No statement will void this policy or be used in defense of a claim unless:
a)   it is contained in the application; and
b)   such application is attached to this policy.

2.4 MODIFICATION
No one can change any part of this policy except the owner and one of our officers. Both must agree to a change, and it must be in writing. No agent may change this policy or waive any of its provisions.

2.5 INCONTESTABLE CLAUSE
We will not contest payment of the death benefit for any reason other than fraud after this policy has been in force during your lifetime for two years from the date of issue shown on the policy data page.

Any requested increase in the specified amount will be incontestable only after such increase has been in force during your lifetime for two years from the effective date of such increase.

2.6 MISSTATEMENT OF AGE OR SEX
We have the right to correct benefits for misstated age or sex. In such an event, benefits will be the amount the premium actually paid would have bought at the correct age or sex.

2.7 SUICIDE
If, within one year of the policy date, you die by suicide, whether sane or insane, our liability is limited to the premium paid plus any unearned loan interest at the date of death, less any policy loan, any loan interest due and any partial withdrawals.

Any increase in death benefits resulting from a requested increase in specified amount will not be paid if the insured dies by suicide, while sane or insane, within one year of the date of such increase. Instead, we will return to the owner an amount equal to the cost of insurance for such increase in specified amount.

2.8 RETURN OF POLICY AND POLICY SETTLEMENT
We reserve the right to have this policy sent to us for any:
a) modification; b) death settlement; c) surrender; d) assignment; e) change of owner or beneficiary; f) election; or g) exercise of any policy privilege.

We will send a payment contract to replace this policy if any payment option is chosen. All sums to be paid by us under this policy are considered paid when tendered by us at our home office.

2.9 MATURITY PROCEEDS
If you are living on the maturity date and this policy is in force, we will pay the proceeds to the owner. Such proceeds will be:
a)   the accumulated value; less
b)   any policy loan.

The maturity date will be your attained age 115.

All values are determined as of the end of the business day on or next following the maturity date.

2.10 TERMINATION
This policy ends when any one of the following events occurs:
a)   the owner requests that the policy be canceled;
b)   you die;
c)   the policy matures;
d)   the policy is surrendered; or
e)   the grace period ends without payment of the premium.

2.11 NON-PARTICIPATION
This policy does not share in the Company's surplus or profits.

--------------------------------------------------------------------------------
SECTION 3 - OWNERSHIP AND BENEFICIARIES
--------------------------------------------------------------------------------

3.1 OWNERSHIP
The original owner of this policy is shown on the policy data page. Ownership of the policy may change according to the provisions indicated in the original application or by a subsequent endorsement to the policy.

3.2 BENEFICIARY
Beneficiaries are as named in the application, unless changed by the owner. The interests of any beneficiary in a class who dies before you will pass to any survivors of the class, unless the policy provides otherwise. Secondary beneficiaries will have the right to receive the proceeds only if no primary beneficiary survives. If no beneficiary survives you, we will pay the proceeds to the owner or the owner's estate.

In finding and identifying beneficiaries we may rely on sworn statements, other facts, or evidence we deem satisfactory. Any benefits we pay based on such information will be a valid discharge of our duty up to the amount paid.

3.3 CHANGE OF OWNER OR BENEFICIARY
While you live, a change of owner or beneficiary can be made at any time, subject to the following rules:
a)   the change must be in writing on a form acceptable to us;
b)   it must be signed by the owner;
c)   the form must be sent to our home office and recorded by us; and
d) the change will take effect on the date signed, but it will not apply to any payment or action by us before we receive the form.

3.4 ASSIGNMENT
No assignment of this policy will bind us unless:
a)   it is in writing on a form acceptable to us;
b)   signed by the owner; and
c)   received by us at our home office.

We will not be responsible for the validity of an assignment.

--------------------------------------------------------------------------------
SECTION 4 - PREMIUMS AND REINSTATEMENT
--------------------------------------------------------------------------------

4.1 PREMIUM PAYMENT
Premium payments are flexible as to both timing and amount. Each premium is to be paid at our home office.

4.2 PAYMENT FREQUENCY
The first premium is due on or prior to the policy date. We will send periodic reminder notices to the owner upon request. The minimum amount for which such notice will be sent will be $100. A reminder notice may be sent for different periods, which may be 12, 6, 3 or 1 month intervals. The reminder notice period may be changed upon request.

4.3 GRACE PERIOD
A grace period of 61 days will be allowed for payment of a premium that, when reduced by the premium expense charge, is at least equal to three times the monthly deduction charge due on such date. The grace period applies:
a) During the first three policy years, if the net accumulated value is not large enough on any monthly deduction day to cover the monthly deduction due; and
b) During the first three policy years, if you have taken out a policy loan and during this period, the net surrender value is not large enough to cover the monthly deduction due; and
c) During subsequent years, if the net surrender value is not large enough on any monthly deduction day to cover the monthly deduction due.

The grace period begins on the date we send the owner of record written notice of the required payment. Such premium shall be due on such monthly deduction day and if not received by us within the grace period, all coverage under this policy will terminate without value at the end of the 61-day period. If a claim by death during the grace period becomes payable under the policy, any due and unpaid monthly deductions will be deducted from the proceeds.

4.4 REINSTATEMENT
Prior to the maturity date, a lapsed policy which has not been surrendered for its accumulated value may be reinstated at any time within 5 years of the monthly deduction day immediately preceding the grace period which expired without payment of the required premium, subject to the following rules:
a)   You and the owner must send a written request to us.
b) You must provide proof of your good health and insurability satisfactory to us.
c) A premium sufficient to keep the policy in force for three months must be paid.
d) The owner must pay a charge equal to the cost of insurance for the coverage provided during the 61-day grace period which was in effect prior to the termination of this policy.
e) The effective date of the reinstated policy will be the monthly deduction day on or next following the date we approve reinstatement.

4.5 UNSCHEDULED PREMIUMS
Unscheduled premium payments of at least $100 may be made at any time prior to the maturity date. The Company may, in its discretion, waive the $100 minimum requirements. The Company reserves the right to limit the number and amount of unscheduled premium payments.

4.6 PREMIUM LIMITATIONS
The company reserves the right to limit the number and amount of premium payments in order to maintain this policy's qualifications under federal tax law. We will refund any portion of a premium payment that would cause the policy to lose such qualification.

4.7 PREMIUM APPLICATION
While any policy loan is outstanding, unless the owner requests otherwise, premium payments will be applied as a payment to reduce the outstanding balance of the loan, When such loan has been repaid, the balance of any premium payment remaining after payment of the loan, plus any subsequent payments, will be allocated as described in the following provision.

4.8 ALLOCATION OF PREMIUM
The owner will determine the percentage of net premium that will be allocated to each subaccount of the variable account and to the declared interest option. The owner may choose to allocate all the net premium, a percentage or nothing to a particular subaccount or to the declared interest option. Any allocation must be for at least 10% of the net premium. A fractional percent may not be chosen.

Net premiums will be allocated to the declared interest option if they are received either before the date the company obtains a signed notice from the owner that the policy has been received, or before the end of 25-days after the delivery date. Upon the earlier of (i) the date the company options a signed notice by the owner that the policy has been received, or (ii) 25 days after the delivery date, we will transfer part or all of the accumulated value in the declared interest option to the Subaccounts in accordance with the owner's allocation instructions. Net premiums received on or after (i) or
(ii) above will be allocated in accordance with the net premium allocation percentages shown in the application or the most recent written instructions of the owner.

The owner may change the allocation for future net premiums at any time, subject to the following rules:
a)   the policy must be in force;
b)   there must be a net accumulated value;
c)   the change must be in writing on a form acceptable to us;
d)   the form must be signed by the owner; and
e) the change will take effect on the business day on or next following the date we receive the signed form at our home office.

--------------------------------------------------------------------------------
SECTION 5 - POLICY CHANGE
--------------------------------------------------------------------------------

5.1 CHANGE OF SPECIFIED AMOUNT
The owner may change the specified amount at any time after the policy has been in effect for one policy year, subject to the following rules:
a)   The change must be in writing on a form acceptable to us.
b)   It must be signed by the owner.
c) The change will take effect on the monthly deduction day coinciding with or next following the date the request is approved by us.

d) We will issue a new the policy data page for any change in specified amount.

5.2 SPECIFIED AMOUNT DECREASE
Any decrease in specified amount will reduce such amount in the following order:
a)   the specified amount provided by the most recent increase will be reduced;
     then
b)   the next most recent increases will be reduced in succession; and
c)   the initial specified amount will be reduced last.

A specified amount decrease will not reduce the surrender charge.

The total specified amount which remains in force after a requested decrease may not be less than the minimum specified amount in effect for the policy on the date of decrease, as published by us.

5.3 SPECIFIED AMOUNT INCREASE
In addition to the rules for change in specified amount, an increase in specified amount is subject to the following:
a)   proof of insurability acceptable to us; and
b) payment of the first month's cost of insurance or sufficient accumulated value for deduction of such cost of insurance.

5.4 CHANGE OF DEATH BENEFIT OPTION
The owner may request to change the death benefit option. The change will take effect on the monthly deduction day coinciding with or next following the date we approve the request.

If Option A is changed to Option B, the current specified amount will not change.

If Option B is changed to Option A, the current specified amount will be reduced by an amount equal to the accumulated value on the effective date of the change.

5.5 LIFE INSURANCE QUALIFICATION
If following a requested change of specified amount or a change of death benefit option, this policy would no longer qualify as life insurance under federal tax law, we will limit the change to an amount that would maintain such qualification. The Company reserves the right to change the policy, in the event of future changes in the federal tax law, to the extent required to maintain the policy's qualification as life insurance under federal tax law.

--------------------------------------------------------------------------------
SECTION 6 - VARIABLE ACCOUNT
--------------------------------------------------------------------------------

6.1 VARIABLE ACCOUNT
We own the assets of the variable account. We will value the assets of the variable account each business day. The assets of such account will be kept separate from the assets of our general account and any other separate accounts. Income, and realized and unrealized gains or losses from assets in the variable account will be credited to or charged against such account without regard to our other income, gains or losses.

That portion of the assets of the variable account which equals the reserves and other policy liabilities of the policies which are supported by the variable account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our general account any assets of the variable account which are in excess of such reserves and other policy liabilities.

While the variable account is registered with the SEC and thereby subject to SEC rules and regulations, it is also subject to the laws of the State of Iowa which regulate the operations of insurance companies incorporated in Iowa. The investment policy of the variable account will not be changed without the approval of the Insurance Commissioner of the State of Iowa. The approval process is on file with the insurance commissioner of the state in which this policy was delivered.

We also reserve the right to transfer assets of the variable account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "variable account," as used in this policy, shall then mean the variable account to which the assets were transferred.

When permitted by law, we also reserve the right to:
a)   deregister the variable account under the Investment Company Act of 1940;
b)   manage the variable account under the direction of a committee;
c) restrict or eliminate any voting rights of owners, or other persons who have voting rights as to the variable account; and
d)   combine the variable account with other separate accounts.

6.2 SUBACCOUNTS
The variable account is divided into subaccounts. The subaccounts are listed on the policy data page. Subject to obtaining any approvals or consents required by applicable law, we reserve the right to eliminate or combine any subaccounts and the right to transfer the assets of one or more subaccounts to any other subaccount. We also reserve the right to add new subaccounts and make such subaccounts available to any class or series of policies as we deem appropriate. Each new subaccount would invest in a new investment option of the Fund, or in shares of another investment company. The owner will determine the percentage of net premium that will be allocated to each subaccount in accordance with the allocation of premium provision.

6.3 FUND INVESTMENT OPTIONS
The fund has several investment options each of which corresponds to one of the subaccounts of the variable account. The investment options are listed on the policy data page. Net premiums allocated to a subaccount will automatically be invested in the fund investment option associated with that subaccount. The owner will share only in the income, gains or losses of the investment option(s) to which net premiums have been allocated through the subaccounts.

We have the right, subject to compliance with any applicable laws, to make:
a)   additions to;
b)   deletions from; or
c)   substitutions for
the shares of a fund investment option that are held by the variable account or that the account may purchase.

We also reserve the right to dispose of the shares of a investment option of the fund listed on the policy data page and to substitute shares of another investment option of such fund or another mutual fund investment option, if:

a)   the shares of the investment option are no longer available for investment;
     or
b) if in our judgment further investment in the investment option should become inappropriate in view of the purposes of the variable account.

In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

6.4 TRANSFERS
The owner may transfer all or part of the accumulated value among the subaccounts of the variable account and between the subaccounts and the declared interest option, subject to the following rules:

a)   The change must be in writing on a form acceptable to us.
b)   The form must be signed by the owner.
c) The transfer will take effect as of the end of the valuation period during which we receive the signed form at our Home Office.
d) The owner may transfer amounts among the subaccounts of the variable account an unlimited number of times in a policy year.
e) The owner may transfer amounts between the declared interest option and the variable account only once in a policy year.
f) The first transfer in each policy year will be made without a transfer charge. Thereafter, each time amounts are transferred a transfer charge will be imposed. This transfer charge is shown on the policy data page.
g) The accumulated value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge. Unless paid in cash, the transfer charge will be deducted on a pro rata basis from the declared interest option and/or the subaccounts to which the transfer is made.
h)   The owner must transfer at least:
     (1)  a total of $100; or
     (2) the total accumulated value in the subaccount or the total accumulated value in the declared interest option less any policy loan, if the total amount transferred is less than $100.

The following additional rules apply to transfers from the declared interest option:
a) The accumulated value in the declared interest option after a transfer from such option must at least equal the amount of all policy loans.
b) No more than 50% of the net accumulated value in the declared interest option may be transferred unless the balance in the declared interest option after the transfer, would be less than $1,000. If the balance in the declared interest option would fall below $1,000, the full net accumulated value in the declared interest option may be transferred.

6.5 SPECIAL TRANSFER PRIVILEGE
The owner may transfer, at any time, all of the amounts in the subaccounts to the declared interest option. This policy will then become one in which the benefits do not vary with the investment performance of the variable account. The owner must tell us this special transfer privilege is being exercised. We will then waive the transfer charge. The owner may exercise this special transfer privilege once per policy year.

If the owner exercises this special transfer privilege, we will automatically credit all future premium payments to the declared interest option until the owner requests a change in the allocation. At the time of the transfer, there is no effect on the policy's death benefit, accumulated value, specified amount, or net amount at risk, or on your premium class or attained age.

--------------------------------------------------------------------------------
SECTION 7 - ACCUMULATED VALUE
BENEFITS
--------------------------------------------------------------------------------

7.1 ACCUMULATED VALUE DETERMINATION
The accumulated value in the policy is equal to:
a)   the variable accumulated value; plus
b)   the declared interest option accumulated value.

7.2 NET ACCUMULATED VALUE DETERMINATION
The net accumulated value of this policy will be:
a)   the accumulated value; less
b)   the amount of any policy loan; less
c)   any policy loan interest due; plus
d)   any unearned loan interest.

7.3 SURRENDER VALUE
The surrender value of this policy will be:
a)   the accumulated value; minus
b)   the surrender charge.

7.4 NET SURRENDER VALUE
The net surrender value of this policy will be:
a)   the surrender value; minus
b)   any policy loan; minus
c)   any policy loan interest due; plus
d)   any unearned loan interest.

7.5 VARIABLE ACCUMULATED VALUE
On the business day on or next following the day we receive notice that the owner has received and accepted the policy, the variable accumulated value is the total amount of net premium, if any, credited to the subaccounts of the variable account, minus the monthly deduction applicable to those subaccounts if the net premium is allocated on a monthly deduction day. After such date, the policy's variable accumulated value is equal to the sum of the policy's accumulated value in each subaccount. The accumulated value in a subaccount is equal to a) multiplied by b) where:

a)   is the current number of account units; and
b)   is the current unit value.

The variable accumulated value will vary from business day to business day reflecting changes in a) and b) above.

7.6 ACCOUNT UNITS
When transactions are made which affect the variable accumulated value, dollar amounts are converted to account units. The number of account units for a transaction is found by dividing the dollar amount of the transaction by the current unit value.

The number of account units for a subaccount increases when:
a)   net premiums are credited to that subaccount; or
b) transfers from the declared interest option or other subaccounts are credited to that subaccount.

The number of account units for a subaccount decreases when:
a)   the owner takes out a policy loan from that subaccount;
b)   the owner makes a surrender or partial withdrawal from that subaccount;
c)   we take a portion of the monthly deduction from that subaccount; or
d) transfers are made from that subaccount to the declared interest option or other subaccounts.

7.7 UNIT VALUE

The unit value for each subaccount was set initially at $10.00 when the subaccounts first purchased fund shares. The unit value for each subsequent valuation period is calculated by dividing a) by b), where:
a)   is:
     (1) the net asset value of the net assets of the subaccount at the end of the preceding valuation period; plus
     (2) the investment income and capital gains, realized or unrealized, credited to the net assets of that subaccount during the valuation period for which the unit value is being determined; minus
     (3) the capital losses, realized or unrealized, charged against those net assets during the valuation period; minus
     (4) any amount charged against the subaccount for taxes, or any amount set aside during the valuation period by the Company as a provision for taxes attributable to the operation or maintenance of that subaccount; minus
     (5) the mortality and expense risk charge shown on the policy data page. This charge may go up or down but will never exceed 0.0028618% of the daily net assets in that subaccount for each day in the valuation period. The maximum charge corresponds to a charge of 1.05% per year of the average daily net assets of the subaccount for mortality and expense risks.
b) is the number of units outstanding at the end of the preceding valuation period.

The unit value for a valuation period applies for each day in the period. We will value the net assets in each subaccount at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

7.8 DECLARED INTEREST OPTION ACCUMULATED VALUE
The declared interest option accumulated value as of the policy date is the net premium credited to the declared interest option as of that date minus the monthly deduction applicable to the declared interest option for the first policy month.

After the policy date, the declared interest option accumulated value is computed as a) + b) + c) + d) - e) -f), where:

a) is the declared interest option value on the preceding monthly deduction day plus any interest from the preceding monthly deduction day to the date of calculation;

b) is the total of net premiums credited to the declared interest option since the preceding monthly deduction day, plus interest from the date premiums are credited to the date of calculation;

c) is the total of the transfers from the variable account to the declared interest option since the preceding monthly deduction day, plus interest from the date of transfer to the date of calculation;

d) is the total amount transferred from the variable account to the declared interest option to secure policy loans since the preceding monthly deduction day, plus interest from the date of transfer to the date of calculation;

e) is the total of the transfers to the variable account from the declared interest option since the preceding monthly deduction day, plus interest from the date of transfer to the date of the calculation; and

f) is the total of surrenders or partial withdrawals from the declared interest option since the preceding monthly deduction day, plus interest from the date of surrender to the date of calculation.

If the date of calculation is a monthly deduction day, we also reduce the declared interest option accumulated value by the applicable monthly deduction for the policy month following the monthly deduction day.

7.9 DECLARED INTEREST OPTION INTEREST
The minimum interest rate applied to the declared interest option accumulated value is an effective rate of 4.00% per year. Interest in excess of the minimum rate may be applied. The amount of the excess interest and the manner in which it is determined will be set by us.

The interest credited on the portion of the declared interest option accumulated value which equals any policy loan will be equal to the greater of 4.00% or:
a)   the current effective loan interest rate; minus
b)   no more than 3.00%.

Interest will be credited to the declared interest option accumulated value on each monthly deduction day.

7.10 MONTHLY DEDUCTION
The monthly deduction is a charge made each monthly deduction day from the declared interest option accumulated value and the variable accumulated value on a proportionate basis as of the close of business on the monthly deduction day. For the purpose of determining the proportion of the deduction, the declared interest option accumulated value is reduced by the amount of any policy loans. We make the deduction from each subaccount of the variable account based on each subaccount's proportional percentage of the variable accumulated value.

The monthly deduction for a policy month will be computed as a) plus b) plus c) plus d) plus e), where:
a)   is the cost of insurance as described in the cost of insurance provision;
b)   is the charge for all additional benefit riders attached to this policy;
c) is the monthly policy expense charge shown on the policy data page. This amount may go up or down, but is guaranteed never to exceed $7; and
d) is the first year monthly per $1,000 charge shown on the policy data page. This charge may go up or down, but is guaranteed not to exceed $0.07 per $1,000.

     This charge will be deducted for 12 months following issue of this policy and during the 12 months following the effective date of an increase in the specified amount. Should this policy lapse and later be reinstated, to the extent that the monthly per $1,000 charge was not deducted for a total of twelve policy months prior to lapse, the charges will continue to be deducted following reinstatement of the policy until such charge has been assessed, both before and after the lapse, for a total of 12 policy months.

e) is the first year monthly policy expense charge shown on the policy data page. This amount may go up or down, but is guaranteed never to exceed $7 per month.

7.11 COST OF INSURANCE
If the owner chooses death benefit option B, the cost of insurance is computed as a) multiplied by the result of b) minus c). If death benefit option A is chosen, the cost of insurance is computed as a) multiplied by b). In either case:
a) is the cost of insurance rate as described in the cost of insurance rate provisions, divided by 1000;
b) is the specified amount as described in the death benefit provisions as of the close of business on the monthly deduction day, divided by 1.0032737; and
c) is the accumulated value as of the close of business on the monthly deduction day.

The cost of insurance is determined separately for the initial specified amount and any increases made later. If the premium class for the initial specified amount is different from that of any increases, the accumulated value will first be considered a part of the initial specified amount. If the accumulated value as of the close of business on the monthly deduction day exceeds the initial specified amount, it will be considered to be a part of any increase in the specified amount in the same order as the increases occurred.

7.12 COST OF INSURANCE RATE
The cost of insurance rate is subject to the following rules:
a) The rate for the initial specified amount is based on your sex, premium class and attained age. For any increase in the specified amount, age will be determined from your age as of your last birthdate on the effective date of the increase.
b) The monthly rates will be determined by us based on our expectation as to future mortality experience.
c) If we change the rates, we will change them for everyone in your premium class.
d) The monthly guaranteed rates shown on the policy data page are based on the 1980 Commissioners' Standard Ordinary Smoker and Nonsmoker Mortality Table. The monthly rate will never be more than the rates shown on the policy data page.

7.13 BASIS OF VALUES
All reserves for the policy are based on the Commissioners' 1980 Standard Ordinary Smoker and Non-Smoker Mortality Table with interest at the rate shown on the policy data page.

All of the values are the same or more than the minimums set by the laws of the state where the policy is delivered. We have filed a detailed statement of the way these values are determined with the insurance department in that state. It shows the figures and methods used.

7.14 SURRENDER
While you live and prior to the maturity date, the owner may surrender the policy subject to the following rules:
a)   The request must be in writing to us.
b) The amount of any such surrender may be paid in cash or we will apply part or all of it under a payment option.
c) We have the right to defer payment of a surrender from the declared interest option for up to 6 months.
d) A surrender charge may apply. If the surrender charge is not paid in cash, such charge will be deducted from the amount surrendered.
e)   Upon surrender, all insurance in force will terminate.

7.15 WAIVER OF SURRENDER CHARGE

The owner may make a surrender of this policy without incurring a surrender charge if the insured becomes eligible for waiver of the surrender charge.

The waiver of the surrender charge is subject to the following rules:

a)   We must receive a written request on our form signed by the owner.
b) The policy must be in force or not providing benefits under any payment option.
c) Proof must be provided that the conditions of eligibility requirements for waiver of the surrender charge have been met, including an attending physician's statement and any other proof we may require. We reserve the right to seek a second medical opinion or have an examination performed at our expense by a physician we choose.
e) The insured must become eligible for waiver of surrender charge after the first policy year ends.

7.16 PARTIAL WITHDRAWAL
While you live and prior to the maturity date, the owner may obtain a partial withdrawal of the net surrender value, subject to the following rules:
a) The amount of any partial withdrawal must be at least $500 and may not exceed the lesser of:
          (1) the net surrender value less $500; or
          (2) 90% of the net surrender value.
b)   The death benefit will be reduced as a result of any partial withdrawal.
c) At the time of the partial withdrawal, if the death benefit option in effect is:
     (1) Option A: there will be no effect on the specified amount.
     (2) Option B: the specified amount will be reduced by the amount of accumulated value surrendered.
d) The specified amount remaining in force after a partial withdrawal may not be less than the minimum specified amount for the policy in effect on the date of the partial withdrawal, as published by the Company.
e) The accumulated value will be reduced by the amount of any partial withdrawal and any partial withdrawal fee. The owner may tell us how to allocate a partial withdrawal among the subaccounts and the declared interest option. If the owner does not so instruct, we will allocate the partial withdrawal among the subaccounts and the declared interest option in the same proportion that the accumulated value in each of the subaccounts and the accumulated value of the declared interest option reduced by any outstanding policy loans bears to the total accumulated value reduced by any outstanding policy loans on the date we receive the request.

7.17 USE OF PAYMENT OPTION
If all of the accumulated value is applied under payment option 2, 3, 4 or 5, the surrender charge will be reduced as follows:
a)   if option 3 or 5 is used, the surrender charge will be zero; or
b) if option 2 or 4 is used, the surrender charge will be applied, however, the surrender charge will be determined by adding the fixed number of years for which payment will be made to the Surrender Date shown on the Policy Data Page.

7.18 DELAY OF PAYMENT
Proceeds from surrenders, partial withdrawals, and policy loans will usually be mailed to the owner within seven days after the owner's signed request is received in our home office. We will usually mail any death claim proceeds within seven days after we receive due proof of death. We will usually mail the maturity proceeds within seven days after the maturity date. We have the right to delay any payment whenever:

a) the New York Stock Exchange is closed other than on customary weekend and a holiday closing;
b) trading on the New York Stock Exchange is restricted as determined by the SEC;
c)   the SEC, by order, permits postponement for the protection of policyowners;
d) as a result of an emergency, as determined by the SEC, it is not reasonably possible to dispose of securities; or
e) it is not reasonably possible to determine the value of the net assets of the variable account.

We have the right to defer payment which is derived from any amount paid to us by check or draft until we are satisfied the check or draft has been paid by the bank on which it is drawn.

We also have the right to delay making a surrender, partial withdrawal, or policy loan from the declared interest option for up to six months from the date we receive the owner's request.

7.19 CONTINUANCE OF INSURANCE
The insurance under this policy will continue until the earlier of:
a) the end of any grace period during which a required premium payment is not made;
b) the date the owner surrenders this policy for its entire net accumulated value;
c)   the date of your death; or
d)   the date the policy matures.

This provision will not continue the policy beyond the maturity date or continue any rider beyond its termination date as specified in the rider.

7.20 ANNUAL REPORT
At least once each year we will send a report, without charge, to the owner which shows:
a)   all premiums paid and charges made since the last report;
b) the current accumulated value including the value in each subaccount and the declared interest option;
c)   any partial withdrawals since the last report;
d)   any policy loans; and
c)   the current death benefit.

An illustrative report will be sent to the owner upon request. A fee may be charged for this report.

--------------------------------------------------------------------------------
SECTION 8 - POLICY LOANS
--------------------------------------------------------------------------------

8.1 CASH LOAN
The owner may obtain a cash loan at any time on the sole security of this policy, if:
a)   the policy is in force;
b)   there is a net surrender value.

We have the right to delay making a policy loan from the declared interest option for up to six months from the date we receive the owner's request.

8.2 LOAN VALUE
The total of all loans may not exceed 90% of the net surrender value as of the date of the most recent loan. For any loan that is made we will deduct interest in advance on the requested loan to the next policy anniversary.

8.3 LOAN INTEREST
The loan interest rate is an annual rate. We may change this rate at the beginning of each policy year. The annual loan interest is to be paid in advance on each policy anniversary. Interest not paid when due will be added to the loan and will bear interest at the same rate. Any change in the interest rate will apply to any existing or new policy loans on this policy.

The maximum annual loan interest rate will be the higher of:
a) The Published Monthly Average of the Composite Yield on Seasoned Corporate Bonds as published by Moody's Investors Service, Inc. or any successor thereto, for the calendar month ending two months before the date on which the rate is determined; or
b)   5.50%; but it will never exceed the usury rate, if applicable.

If the Monthly Average is no longer published, we will use a substantially similar average which will be substituted by the insurance supervisory official of the state in which this policy was delivered.

We will not make a change of less than 0.5% in this policy's loan interest rate. We will inform you of the loan interest rate at the time a loan is made. Notice of any loan interest rate change on existing loans will be made in advance of the policy anniversary on which the change becomes effective.

8.4 LOAN ALLOCATION
When the owner takes out a policy loan, an amount equal to the loan will be segregated within the declared interest option as security for the loan. Amounts held as security for the loan will first be allocated to the accumulated value in the declared interest option. If the accumulated value in the declared interest option less any existing policy loan is not sufficient to cover the amount of the policy loan, the balance necessary will be transferred from the subaccounts on a proportional basis. This transfer is not treated as a transfer for the purpose of the transfer charge or the limit of one transfer in a policy year.

A transfer will also be made from the subaccounts on a proportional basis for any due and unpaid loan interest if the accumulated value in the declared interest option is not sufficient to cover such interest.

8.5 LOAN REPAYMENT
All or part of any policy loan may be repaid at any time while the policy is still in force. Loan amounts repaid will be allocated to the declared interest option. The portion of the accumulated value in the declared interest option securing the repaid portion of the loan will no longer be segregated within the declared interest option as security for the loan, but will remain in the declared interest option until transferred to the subaccounts by the owner.

Any outstanding policy loans will be deducted from the proceeds at death, maturity or surrender.

--------------------------------------------------------------------------------
SECTION 9 - PAYMENT OF PROCEEDS
--------------------------------------------------------------------------------

9.1 CHOICE OF OPTIONS
The owner may choose to have the proceeds of this policy paid under a payment option. After your death, the beneficiary may choose an option if the owner had not done so before your death. If no payment option is chosen, we will pay the proceeds of this policy in one sum. We may also fulfill our obligation under this policy by paying the proceeds in one sum if:
a)   the proceeds are less than $2,000;
b)   periodic payments become less than $20; or
c) the payee is an assignee, estate, trustee, partnership, corporation, or association.

9.2 PAYMENT OPTIONS
The choice of payment options are:
     1) INTEREST INCOME -- The proceeds will be left with us to earn interest. The interest will be paid every 1, 3, 6 or 12 months as the payee chooses. The rate of interest will be determined by us. The payee may withdraw all or part of the proceeds at any time.

     2) INCOME FOR FIXED TERM -- The proceeds will be paid out in equal installments for a fixed term of years.

     3) LIFE INCOME WITH TERM CERTAIN -- The proceeds will be paid out in equal installments for as long as the payee lives, but for not less than a term certain. The owner or payee may choose one of the terms certain shown in the payment option tables.

     4) INCOME FOR FIXED AMOUNT -- The proceeds will be paid out in equal installments of a specified amount. The payments will continue until all proceeds plus interest have been paid out.

     5) JOINT AND TWO-THIRDS TO SURVIVOR MONTHLY LIFE INCOME -- The proceeds will be paid out in equal monthly installments for as long as two joint payees live. When one payee dies, installments of two-thirds of the first installment will be paid to the surviving payee. Payments will stop when the surviving payee dies.

The proceeds may be paid in any other manner requested and agreed to by us, or under any other payment options made available by the Company.

9.3 INTEREST AND MORTALITY
Proceeds applied under a payment option no longer earn interest at the rate applied to the declared interest option or participate in the investment experience of the variable account. The minimum interest rate used in computing any payment option is 3% per year. Higher interest rates may be used on the effective date of the payment contract. We may at any time declare additional interest on these funds. The amount of additional interest and how it is determined will be set by us.

The mortality table which is used for options 3) and 5) is the "1983 Table a" individual annuity mortality table.

9.4 REQUIREMENTS
For the owner to choose or change a payment option:
a)   this contract must be in force;
b) the request must be in writing to us at our home office; and
c)   any prior option must be canceled.

After your death, and before this contract is settled, for a beneficiary to choose or change a payment option:
a)   a prior option by the owner cannot be in effect,
b) the request must be in writing to us at our home office; and
c)   any prior option must be canceled.

9.5 EFFECTIVE DATE
If a payment option has been chosen by the owner, it is effective on the date the proceeds of this policy are due. If a beneficiary chooses a payment option, it is effective on the date of election. The first payment under options 2, 3, 4, or 5 is due on the effective date. The first payment under payment option 1 is due at the end of the period chosen.

9.6 DEATH OF PAYEE
If a payee dies, any remaining payments will be paid to a contingent payee. If no payee survives, we will pay the commuted value of any remaining payments to the last payee's estate.

9.7 WITHDRAWAL OF PROCEEDS
The payee may not withdraw the funds under a payment option unless agreed to in the payment contract. We have the right to defer a withdrawal for up to 6 months. We may also refuse to allow partial withdrawals of less than $250.

9.8 CLAIMS OF CREDITORS
Payments under any payment option will be exempt from the claims of creditors to the maximum extent allowed by law.

Payment Option Tables
(Per $1,000 of proceeds)


--------------------------------------------------------------------------------
                           Option 2 - Income for Fixed Term
                         Installments per $1,000 of Proceeds
--------------------------------------------------------------------------------
Number of
  Years                                Annual                        Monthly
---------                            -----------                  ------------
    5                                    211.99                        17.91
   10                                    113.82                         9.61
   15                                     81.33                         6.87
   20                                     65.26                         5.51
   25                                     55.76                         4.71
   30                                     49.53                         4.18
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                            Guaranteed Settlement Option 5
                 Joint and Two-thirds to Survivor Monthly Life Income
                     Monthly Installments per $1,000 of Proceeds
--------------------------------------------------------------------------------
                                        Female Age
Male
Age          55              60              62              65            70
------   -----------------------------------------------------------------------
60           4.44            4.71            4.82            5.01          5.34
62           4.53            4.81            4.93            5.13          5.50
65           4.65            4.97            5.11            5.33          5.75
70           4.88            5.24            5.41            5.68          6.20
75           5.11            5.52            5.71            6.04          6.68
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                            GURANTEED SETTLEMENT OPTION 3
                            LIFE INCOME WITH TERM CERTAIN
                       MONTHLY INSTALLMENTS PER $1,000 PROCEEDS
--------------------------------------------------------------------------------
                   MALE                                  FEMALE
--------------------------------------------------------------------------------
                  YEARS CERTAIN                        YEARS CERTAIN

Age    0        5     10      15     20       0      5      10     15      20
---  ------------------------------------  -------------------------------------
55   $4.70    4.68   4.62    4.53   4.39    4.25   4.25    4.22   4.18    4.11
56    4.80    4.78   4.72    4.61   4.45    4.34   4.33    4.30   4.25    4.17
57    4.91    4.89   4.82    4.69   4.51    4.42   4.41    4.38   4.32    4.23
58    5.03    5.00   4.92    4.78   4.58    4.52   4.50    4.47   4.40    4.30
59    5.15    5.12   5.03    4.87   4.64    4.61   4.60    4.56   4.48    4.37
60    5.28    5.25   5.14    4.96   4.71    4.72   4.70    4.66   4.57    4.44
---  ------------------------------------  -------------------------------------
61    5.42    5.39   5.26    5.06   4.78    4.83   4.81    4.76   4.66    4.51
62    5.57    5.53   5.39    5.16   4.84    4.95   4.93    4.86   4.75    4.58
63    5.74    5.69   5.52    5.26   4.90    5.07   5.05    4.98   4.85    4.65
64    5.91    5.85   5.66    5.36   4.96    5.21   5.18    5.10   4.95    4.72
65    6.10    6.03   5.81    5.46   5.02    5.35   5.32    5.22   5.05    4.79
---  ------------------------------------  -------------------------------------
66    6.29    6.21   5.96    5.56   5.08    5.51   5.47    5.36   5.16    4.86
67    6.50    6.41   6.11    5.66   5.13    5.67   5.63    5.50   5.26    4.93
68    6.73    6.62   6.28    5.76   5.18    5.85   5.80    5.65   5.37    5.00
69    6.97    6.84   6.44    5.86   5.23    6.04   5.98    5.80   5.49    5.06
70    7.23    7.07   6.61    5.96   5.27    6.25   6.18    5.96   5.60    5.12
---  ------------------------------------  -------------------------------------
71    7.51    7.32   6.78    6.05   5.31    6.47   6.39    6.14   5.71    5.18
72    7.80    7.58   6.96    6.14   5.34    6.71   6.62    6.31   5.83    5.23
73    8.12    7.85   7.14    6.23   5.37    6.97   6.86    6.50   5.94    5.28
74    8.45    8.14   7.32    6.31   5.40    7.26   7.12    6.69   6.04    5.32
75    8.82    8.44   7.49    6.38   5.42    7.56   7.39    6.89   6.14    5.35
--------------------------------------------------------------------------------

               NON-PARTICIPATING
               FLEXIBLE PREMIUM VARIABLE
               LIFE INSURANCE POLICY


               If you have any questions concerning this policy or if anyone suggests that you change or replace this policy, please contact your Farm Bureau Life agent or our home office. (515-225-5400)


FARM BUREAU LIFE INSURANCE COMPANY
5400 UNIVERSITY AVENUE                              [LOGO]
WEST DES MOINES, IOWA 50266-5997                    FARM BUREAU
                                                    FINANCIAL SERVICES
--------------------------------------------------------------------------------

                          FARM BUREAU LIFE INSURANCE COMPANY
             5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                                 WAIVER OF CHARGES RIDER

              This rider is part of the policy to which it is attached.

--------------------------------------------------------------------------------
SECTION 1 - DEFINITIONS
--------------------------------------------------------------------------------

1.1 YOU OR YOUR
means the person whose life is insured under the policy.

1.2 EFFECTIVE DATE
means the date shown for this rider on the policy data page of the policy.

1.3 TOTAL DISABILITY
means continuous total disability caused by injury or sickness which:

a) starts after the effective date of this rider and while this rider is in force;

b) starts before the policy anniversary on which you are age 65 while this rider is in force; and

c) prevents you from engaging in the substantial and material duties of an occupation:

     i) For the first 24 months of such total disability, occupation means your occupation at the time such total disability began.

     ii) After 24 months of such total disability, occupation means any gainful occupation for which you are reasonably fitted by education, training or experience.

To be considered disabled you must be under the care of a physician and receiving appropriate treatment. You will not be considered totally disabled for any period during which you are engaged in any occupation for wage or profit or for any period that you are not under the care of a physician.

1.4 WAITING PERIOD
means the number of days at the beginning of a period of total disability before benefit payments begin.

1.5 COMPLICATIONS OF PREGNANCY
mean conditions whose diagnoses are distinct from normal pregnancy but are adversely affected by pregnancy or are caused by pregnancy. These include, but are not limited to acute nephritis, cardiac decompensation, toxemia, eclampsia, non-elective abortion, caesarean section and ectopic pregnancy which is terminated.

Complications of pregnancy do not include false labor, occasional spotting, rest prescribed by a doctor, morning sickness, pre-eclampsia, or similar conditions which make a pregnancy difficult but do not constitute a medically distinct pregnancy complication. Elective induced abortion is also not a complication of pregnancy.

--------------------------------------------------------------------------------
SECTION 2 - THE CONTRACT
--------------------------------------------------------------------------------

2.1 DISABILITY BENEFIT
We will waive the payment of monthly deductions under the policy during your continuous total disability:

a) if the policy and this rider are in force on the date you become totally disabled with all monthly deductions are paid;

b)   upon receipt by us of due proof of your total disability;

c)   after a 90 day period; and

d)   subject to the terms and conditions of the policy and this rider.

2.2 AMOUNTS TO BE WAIVED

The waiting period begins on the date that you become totally disabled. Monthly deductions falling due after the waiting period will be waived during the insured's continuous total disability. After the waiting period is satisfied, monthly deductions that were due and paid during the waiting period will be refunded. Monthly deductions are waived until total disability ends. If a monthly deduction is in default, benefits will be allowed if:

a) your total disability began before the due date or during the grace period of the monthly deduction in default;

b)   notice of claim was given within one year after such due date; and

c) the first monthly deduction in default is paid with interest not to exceed 6% per year if your total disability began during the grace period of such monthly deduction.

2.3 CLAIM PROCEDURES
Before any monthly deduction is waived, written notice of claim and proof of total disability must be received by us:
a)   while you live;

b)   while your total disability continues; and

c)   no later than one year after this rider terminates.

Waiver of any monthly deduction will be subject to the following rules:

a) We may require a medical examination by a physician of our choice, at our expense.

b) If you fail to give us notice and proof of your total disability on time, your rights to benefits will not be impaired if you prove you complied as soon as reasonably possible.

2.4 PROOF OF CONTINUING DISABILITY
You must furnish proof, as often as we request, that your total disability continues. We may require a medical examination by a physician of our choice, at our expense, as part of such proof.

2.5 RISKS NOT ASSUMED
No monthly deduction will be waived if your disability results from:

a) suicide or any attempt at suicide, whether sane or insane, or any intentionally self-inflicted injury;

b)   war or any act of war, whether declared or undeclared;

c)   committing or trying to commit a felonious act;

d)   service while a member of any armed forces; or

e)   pregnancy or childbirth except complications of pregnancy.

2.6 TERMINATION

All rights and benefits under this rider will terminate on the earliest of:

a) the policy anniversary on which you are age 65 (but this will not affect a claim which began before such date);

b)   the owner requests that the policy or this rider be cancelled;

c) the grace period specified in the policy ends without payment of the monthly deductions, except as provided in the amounts to be waived provision;

d)   the continuation of the policy in force under a cash value option; or

e)   conversion, expiry, maturity or termination of the policy.

2.7 POLICY PROVISIONS APPLY
The incontestable clause and cash value benefits provision of the policy, if any, will not apply to this rider. All other provisions of the policy not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

--------------------------------------------------------------------------------
SECTION 3 - MONTHLY DEDUCTIONS AND REINSTATEMENT
--------------------------------------------------------------------------------
3.1 MONTHLY DEDUCTIONS
The table of percentages of monthly deductions for this rider as shown herein are to be deducted on the same dates, in the same manner, and under the same conditions as monthly deductions for the policy to which this rider is attached. Monthly deductions for this rider are due until this rider terminates. The monthly deductions for this rider are based on your attained age at the beginning of each policy year. Any monthly deductions deducted after termination, as provided in this rider, will not continue this rider in force and will be refunded. The table on the following page shows the monthly deduction as a percentage of the cost of insurance and charges for all additional benefit riders attached to this policy

3.2 REINSTATEMENT
This rider may be reinstated along with the policy subject to the requirements of the policy and the following:

a) You must provide proof of your good health and insurability satisfactory to us.

b) All unpaid monthly deductions must be paid with interest. We will set the interest rate, but it will not exceed 6% per year.

     /s/ Edward M. Wiederstein
                     President

                               TABLE OF PERCENTAGES OF
                       MONTHLY DEDUCTIONS FOR WAIVER OF CHARGES
                               FOR STANDARD RATE CLASS
         (APPLIES ONLY IF WAIVER OF CHARGES RIDER IS ATTACHED TO THE POLICY.
     FOR SUBSTANDARD CLASSES TAKE RATING ON POLICY DATA PAGE TIMES THE PREMIUM OBTAINED BY USING PERCENTAGES BELOW.)


        Male         Male         Female      Female                     Male          Male        Female       Female
        Non-                       Non-                                   Non-                      Non-
        Tobacco     Tobacco      Tobacco       Tobacco                   Tobacco      Tobacco     Tobacco      Tobacco
Age      Rate         Rate        Rate         Rate          Age         Rate          Rate        Rate          Rate
18       4.6%         6.1%         9.3%        12.6%          42          6.5%         8.9%        11.3%        15.4%
19       4.6          6.1          9.3         12.6           43          6.9          9.3         11.5         15.6
20       4.6          6.1          9.3         12.6           44          7.2          9.7         11.8         16.1
21       4.6          6.1          9.3         12.6           45          7.5         10.1         12.2         16.6
22       4.6          6.1          9.3         12.6           46          7.8         10.5         12.6         17.0
23       4.6          6.1          9.3         12.6           47          8.1         10.9         12.9         17.6
24       4.6          6.1          9.3         12.6           48          8.4         11.3         13.3         18.1
25       4.6          6.1          9.3         12.6           49          8.7         11.8         13.7         18.6
26       4.8          6.5          9.3         12.6           50          9.1         12.2         14.1         19.2
27       4.8          6.5          9.3         12.8           51          9.4         12.7         14.6         19.8
28       4.8          6.5          9.5         13.0           52          9.8         13.2         15.0         20.4
29       4.8          6.5          9.5         13.0           53         10.2         13.8         15.5         21.0
30       4.8          6.5          9.8         13.2           54         10.6         14.3         15.9         21.6
31       5.0          6.7          9.8         13.2           55         11.0         14.9         16.4         22.2
32       5.0          6.7          9.8         13.2           56         11.5         15.5         16.9         22.9
33       5.2          6.9         10.2         13.7           57         11.9         16.1         17.4         23.6
34       5.2          7.2         10.2         13.7           58         12.4         16.7         17.9         24.3
35       5.4          7.4         10.2         13.7           59         12.9         17.4         18.5         25.0
36       5.4          7.4         10.2         13.9           60         13.4         18.1         19.0         25.8
37       5.6          7.6         10.2         13.9           61         14.0         18.8         19.6         26.6
38       5.6          7.6         10.4         14.1           62         14.5         19.6         20.2         27.4
39       6.1          8.0         10.6         14.3           63         15.1         20.4         20.8         28.2
40       6.1          8.0         10.8         14.5           64         15.7         21.2         21.4         29.0
41       6.1          8.5         11.1         14.7


                          FARM BUREAU LIFE INSURANCE COMPANY
               5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                                 LIVING BENEFIT RIDER

             This rider is a part of the policy to which it is attached.

--------------------------------------------------------------------------------
SECTION 1 - DEFINITIONS
--------------------------------------------------------------------------------

1.1 YOU OR YOUR
means the person whose life is insured under the policy.

1.2 POLICY BENEFIT
means the amount of death benefits we would pay to your beneficiaries upon your death if this endorsement were not a part of the policy. It includes:

a)   the death benefit of the policy;

b)   any insurance provided by paid-up additions;

c)   the amount of any one-year term insurance purchased with dividends; and

d) the face amount of any term insurance riders which cover you and are attached to the policy.

It does not include the amount of any accidental death benefit rider that may be attached to the policy or any death benefit from any rider that covers another person or another family member.

1.3 LIVING BENEFIT
means the portion of the policy benefit we will pay the owner under this endorsement if we receive proof that the insured is eligible for such benefit.

1.4 TERMINALLY ILL
means having a life expectancy of 12 months or less as certified by a physician.

1.5 PHYSICIAN
means a licensed medical practitioner performing within the scope of his/her license. Such person must be someone other than you, the owner, or a member of the immediate family of either you or the owner.

--------------------------------------------------------------------------------
SECTION 2 - GENERAL PROVISIONS
--------------------------------------------------------------------------------

2.1 LIVING BENEFIT PAYMENT
We will pay a living benefit in a lump sum to the owner if you are terminally ill. We may make payments other than as a lump sum in any manner requested by the owner and agreed to by us, except an option involving life contingencies.

2.2 AMOUNT OF LIVING BENEFIT
The maximum amount you may request for a living benefit is the lessor of:

a)   the policy benefit; or

b)   $250,000.

The $250,000 maximum will be applied in sum to all the policies under which you are insured with us.

The amount requested for the living benefit will be adjusted as follows:
a) A 12 month discount will be applied which reflects the early payment of amounts held under your policy. The discount will be based on the policy's loan interest rate. If a loan interest rate provision is not included in your policy, the discount will be based on an annual interest rate of 7.40% in advance. The policy's loan interest rate will be multiplied by the benefit amount to determine the amount of discount.

b) If there is an existing policy loan on your policy on the date you request a living benefit, the living benefit payment will be reduced. The purpose of this reduction is to repay a portion of the policy loan. The deduction will be computed as follows:

Amount of Reduction = Existing Policy Loan X Requested Portion Of Policy Benefit
                      ----------------------------------------------------------
                      Policy Benefit


The actual amount of living benefit paid to the owner will be equal to the requested amount minus the 12 month discount and the reduction for existing policy loans. This is the living benefit payment.

If the requested amount of living benefit is less than the policy benefit, the policy will remain in force. To remain in force, the face amount of the policy after the living benefit has been paid must be greater than or equal to the minimum issue limits for the plan of insurance on the date of the living benefit request. The premiums due under the policy, all remaining values and policy benefits will be reduced proportionately.

2.3 BENEFIT CONDITIONS


Payment of the living benefit is subject to the following rules:

a)   We must receive a written request on our form signed by you and the owner.

b)   The policy must be in force other than as extended term insurance.

c) The policy or an eligible term rider must not be within five years of expiration or endowment at the time a living benefit is requested.

d) The living benefit is not available for any last survivor life insurance policy.

e) If there is an irrevocable beneficiary or assignee, they must consent in writing to payment of the benefit.

f) We reserve the right to require you or any beneficiary, a spouse, assignee, or any other party in interest to consent to the payment of the living benefit if, in our discretion, such agreement is needed to protect our interests.

g)   Your policy is not eligible for this benefit if:

     i) you or the owner are required by law to use this endorsement to meet the claims of creditors, whether in bankruptcy or otherwise; or

     ii) you are required by a government agency to use this endorsement to apply for, obtain, or keep a government benefit or entitlement.

h) You must provide proof that you meet conditions under the living benefit provision, including an attending physician's statement and any other proof we may require. We reserve the right to seek a second medical opinion or have you examined at our expense by a physician we choose.

2.4 TERMINATION
All rights and benefits under this endorsement will end when any one of the following events occurs:

a)   the owner requests that the policy or this rider be cancelled;

b)   the grace period ends without payment of the premium; or

c)   conversion, expiry, maturity or termination of the policy.

2.5 POLICY PROVISIONS APPLY
The policy is modified to add the provisions of this rider. All provisions of the policy not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of the rider will prevail.


/s/ Edward M. Wiederstein
President

                       FARM BUREAU LIFE INSURANCE COMPANY
            5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                              LIVING BENEFIT RIDER
                              DISCLOSURE STATEMENT

1. This Living Benefit Rider is NOT a long term care policy. The amount this rider pays may not be enough to cover nursing home or other bills. The owner may use the money received from this rider for any purpose.

2. Benefits payable under this rider MAY be taxable. We make no representations concerning any potential tax consequences of this endorsement. You should consult your personal tax adviser.

3. This rider MAY affect Medicaid eligibility. If you use the endorsement benefit, you MAY be required to spend all of the available funds to become eligible for Medicaid or other government assistance programs.

4. Payment of the accelerated benefit will be allowed if you are determined to have a terminal illness. This means you have a life expectancy of 12 months or less as certified by a physician.

5. The maximum amount you may request for an accelerated benefit is the lesser of the policy benefit, or $250,000. The $250,000 maximum will be applied in sum to all the policies under which you are insured with us.

6. The amount requested for the accelerated benefit will be reduced by a 12 month discount which reflects the early payment of amounts held under your policy. The discount will be based on the policy's loan interest rate, or 7.4% for policies not having a loan provision. There will be no other administrative charge.

7. The amount requested will also be reduced if there is an existing policy loan on your policy on the date you request an accelerated benefit. The purpose of this reduction is to repay a portion of the policy loan.

8. Payment of the accelerated benefit may decrease or eliminate the death benefit your beneficiary will receive by the amount of the accelerated benefit requested. If a portion of the policy remains in force following payment of the accelerated benefit, the premiums due under the policy, all remaining values and policy benefits, including any policy loans will be reduced proportionately.


----------------------------------                ----------------------------
     Policyowner's Signature                           Agent's Signature


----------------------------------                ----------------------------
             Date                                            Date


               First copy - Home Office      Second Copy - Owner/Insured

                       FARM BUREAU LIFE INSURANCE COMPANY
            5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                          COST OF LIVING INCREASE RIDER

           This rider is a part of the policy to which it is attached.

--------------------------------------------------------------------------------
SECTION 1 -DEFINITIONS
--------------------------------------------------------------------------------
1.1 YOU OR YOUR
means the person whose life is insured under the policy.

1.2 EFFECTIVE DATE
means the date shown for this rider on policy data page.

1.3 CONSUMER PRICE INDEX
means the Consumer Price Index For All Urban Consumers, U.S. City Average, All Items (CPI) as published by the U.S. Department of Labor.

1.4 CPI FACTOR
The CPI Factor is calculated as follows:

     (a)-(b)   where:
     -------
       (b)

a)   is the CPI 6 months prior to the increase date;
     and

b)   is the CPI 42 months prior to the increase date.

We reserve the right to use some other similar measurement if the U.S. Department of Labor changes or stops publishing the CPI.

--------------------------------------------------------------------------------
SECTION 2 - THE CONTRACT
--------------------------------------------------------------------------------
2.1 INCREASE BENEFIT
The specified amount on your life will increase automatically every third policy anniversary without proof of insurability. Such increase will be subject to the following rules:

a) The policy and this rider must be in force with all needed monthly deductions paid.

b) The increase will take place every third policy anniversary after the policy date. Such anniversary will be the effective date of the increase.

c)   The increase amount will be the lessor of:

     i) the initial specified amount plus any prior increases under this rider multiplied by the CPI Factor;

     ii)  20% of the initial specified amount; or

     iii) $25,000.

d)   The minimum increase amount is $2,000

e)   The total amount of all increases under this rider will be the lessor of:

     i)   four times the initial specified amount on this policy; or

     ii)  $200,000.

f) The cost of insurance rate for the increase will be based on your sex, attained age and rate class at the time of increase.

g) We will send the owner a new policy data policy data page showing the new specified amount following an increase.

h)   Any increase will be subject to per $1,000 charges shown in the policy.

i) The increase will not be allowed if your mortality class is other than standard.

2.2 REJECTION OF INCREASE
We will mail you a new policy data page on the effective date of any increase. Acceptance is automatic. You may reject the cost of living increase by notice to us and return of the new policy data page within 30 days of the increase date.

2.3 TERMINATION
All rights and benefits under this rider will terminate when any of the following occur:
a)   any automatic cost of living increase is rejected;

b)   the later of:

     i)   the policy anniversary on which you are age 65; or

     ii)  the 10th policy anniversary;

c)   the owner requests that the policy or this rider be canceled;

d) the grace period specified in the policy ends without payment of the monthly deductions; or

e)   conversion, expiry, maturity or termination of the policy.

2.4 POLICY PROVISIONS APPLY
All provisions of the policy not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

--------------------------------------------------------------------------------
SECTION 3 - MONTHLY DEDUCTIONS AND REINSTATEMENT
--------------------------------------------------------------------------------
3.1 MONTHLY DEDUCTIONS
The monthly deduction for this rider will be deducted on the same dates, in the same manner and under the same conditions as the monthly deductions for the policy to which this rider is attached. Monthly deductions for this rider are due until the rider terminates. Any monthly deductions deducted after termination, as provided in this rider, will not continue this rider in force and will be refunded.

The current monthly deduction rates for this rider will be determined by us. If we change the rates, we will change them for everyone in your premium class. The current monthly deduction rates for this rider will never be more than 6% of the guaranteed maximum monthly insurance rates shown on the policy data page.

3.2 REINSTATEMENT
This rider may be reinstated along with the policy subject to the requirements of the policy and the following:

a) You must provide proof of your good health and insurability satisfactory to us.

b) All unpaid monthly deductions must be paid with interest. We will set the interest rate, but it will not exceed 6% per year.

/s/ Edward M. Wiederstein
                President

                       FARM BUREAU LIFE INSURANCE COMPANY
            5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                      GUARANTEED INSURABILITY OPTION RIDER

           This rider is a part of the policy to which it is attached.

--------------------------------------------------------------------------------
SECTION 1 - DEFINITIONS
--------------------------------------------------------------------------------
1.1 YOU OR YOUR
means the person whose life is insured under the policy.

1.2 EFFECTIVE DATE
means the date shown for this rider on page 3 of the policy.

--------------------------------------------------------------------------------
SECTION 2 - THE CONTRACT
--------------------------------------------------------------------------------
2.1 OPTION BENEFIT
The owner may increase the specified amount of insurance on your life without proof of insurability on each of the option dates, if the policy and this rider are in force with all needed monthly deductions paid.

Such purchase is subject to the following rules:

a) The owner must send us a written request, on our form and pay the monthly deductions on or before the option date.

b)   The policy date of the increase will be the option date.

c) In no event will the increase in specified amount become effective unless you are living on the option date.

d) The increase in specified amount will not exceed the basic amount of this rider.

e) Each Option will expire if not used on or before its option date. The expiration will not affect future options.

f) The monthly deductions for the increased amount will be based on your sex, attained ago and rate class on the option date.

g) The increased amount will be subject to the same exceptions, exclusions and restrictions, if any, as this policy.

h) The increased amount will not be effective unless the net cash value on the option date is sufficient to pay monthly deductions for the policy plus the increased amount.

i) We will send the owner a new policy data page 3 showing the new specified amount following exercise of an option.

j) The increased amount will be subject to the first year per $1,000 charges shown in the policy.

2.2 AMOUNT OF THIS RIDER
The amount of this rider is shown on page 3 of the policy.

2.3 OPTION DATES
Option dates will be the policy anniversaries on which your age is 22, 25, 28, 31, 34, 37 and 40. Use of the advance purchase option will cancel the next unused option.

2.4 ADVANCE PURCHASE OPTION
If the policy and this rider are in force with all needed deductions paid, the owner may make immediate use of the next unused option within 60 days of the following:

a)   your marriage;

b)   the birth of each living child to you during your lifetime; or

c)   upon your legal adoption of a child.

Use of the advance purchase option is subject to the same rules which apply to any other option benefit plus the following:

a)   The next option date will be cancelled.

b) In the event of a multiple birth, the specified amount of the new policy may be increased to an amount equal to the amount of this rider times the number of live children born.

c)   You must send us proof of such marriage, birth or adoption.

d) The increased amount under this option will not be effective unless the net cash value on the effective date of such increase is sufficient to pay monthly deductions for the policy plus the amount of the increase resulting from the exercise of this option.

e) The effective date of the increase will be the monthly deduction day coinciding with or next following the date the signed request was received in the Home Office.

If you die without using an advance purchase option during the 60 days it is available, a death benefit will be paid equal to the amount that would have been paid had the owner exercised such option.

2.5 TERMINATION
All rights and benefits under this rider will terminate on the earliest of:

a)   the policy anniversary on which you are age 40;

b)   you die;

c)   the owner requests that the policy or rider be cancelled;

d) the grace period specified in the policy ends without payment of the monthly deductions;

e)   the continuation of the policy in force under a cash value option; or

f)   conversion, expiry, maturity or termination of the policy.

2.6 POLICY PROVISIONS APPLY
All provisions of the policy not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

--------------------------------------------------------------------------------
SECTION 3 - MONTHLY DEDUCTIONS AND REINSTATEMENT
--------------------------------------------------------------------------------
3.1 MONTHLY DEDUCTIONS
The monthly deductions for this rider as shown herein are to be deducted on the same dates, in the same manner, and under the same conditions as the monthly deductions for the policy to which this rider is attached. Monthly deductions for this rider are due until this rider terminates. Any monthly deductions deducted after termination, as provided in this rider, will not continue this rider in force and will be refunded.

The monthly deductions for this rider are based on your attained age at the beginning of each policy year. The table on the following page shows the monthly deduction per $1,000 of rider amount based on your attained age at the beginning of each policy year.

3.2 REINSTATEMENT
This rider my be reinstated along with the policy subject to the requirements of the policy and the following:

a) You must provide proof of your good health and insurability satisfactory to us.

b) All unpaid monthly deductions must be paid with interest. We will set the interest rate, but it will not exceed 6% per year.

                                                       /s/ Edward M. Wiederstein
                                                                       President

                       TABLE OF GUARANTEED INSURABILITY OPTION
                          MONTHLY DEDUCTION RATES PER $1,000
                                  FOR STANDARD CLASS

Attained       Male       Female       Attained       Male       Female
  Age          Rate        Rate          Age          Rate        Rate

   0           .01         .01           20           .06         .04
   1           .02         .02           21           .06         .04
   2           .02         .02           22           .06         .04
   3           .02         .02           23           .07         .05
   4           .02         .02           24           .07         .05
   5           .02         .02           25           .07         .06
   6           .02         .02           26           .08         .06
   7           .03         .02           27           .08         .06
   8           .03         .02           28           .08         .06
   9           .03         .02           29           .08         .07
   10          .03         .02           30           .08         .07
   11          .03         .02           31           .08         .07
   12          .03         .02           32           .09         .07
   13          .04         .02           33           .09         .08
   14          .04         .03           34           .09         .08
   15          .04         .03           35           .09         .08
   16          .04         .03           36           .09         .09
   17          .04         .03           37           .10         .10
   18          .05         .03           38           .12         .12
   19          .05         .03           39           .14         .13

                          FARM BUREAU LIFE INSURANCE COMPANY
               5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                         CHILDREN'S TERM LIFE INSURANCE RIDER

             This rider is a part of the policy to which it is attached.

--------------------------------------------------------------------------------
SECTION 1 - DEFINITIONS
--------------------------------------------------------------------------------
1.1 YOU OR YOUR
means the person whose life is insured under the policy.

1.2 COVERED CHILD
means your child, your stepchild or your legally adopted child, who:

a) is named in the application for this rider and who is less than age 18 on the date of such application; or

b) after the date of such application, is born to you or legally adopted by you before such child is age 18.

1.3 EFFECTIVE DATE

means the date shown for this rider on the policy data page.

--------------------------------------------------------------------------------
SECTION 2 - THE CONTRACT
--------------------------------------------------------------------------------
2.1 DEATH BENEFIT
We will pay the amount of this rider to the beneficiary of this rider.

a) within two months after receipt by us of due proof of a covered child's death;

b)   if a covered child dies:

     i)   after such covered child is 7 days old; and

     ii)  before such covered child's 23rd birthday;

c) if the policy and this rider are in force on the date of a covered child's death with all needed monthly deductions paid; and

d)   subject to the terms and conditions of the policy and this rider.

2.2 AMOUNT OF THIS RIDER
The amount of term insurance under this rider is shown on the policy data page.

2.3 DEATH BENEFIT CHANGES
The owner may change the amount of this rider at any time after the first policy year subject to the following rules:

a)   The change must be in writing in a form acceptable to us.

b)   It must be signed by the owner.

c) The form must be sent to us and, if proof of insurability is required, such proof must be acceptable to us.

d) We will issue a new policy data page for any change in amount of this rider.

Any decrease will be effective on the monthly deduction day coinciding with or next following our receipt of the request. Any reduction will be in the following order:

a)   against the most recent increase in insurance;

b)   against the next most recent increases reduced in succession;

c)   against the initial amount.

In no event will the current amount of this rider be more than the specified amount of the policy. Any decrease is also subject to a minimum amount remaining of $10,000.

Any increase will require proof of insurability. An approved increase will have an effective date as shown on the new policy data page.

2.4 INCONTESTABLE CLAUSE
We will not contest payment of this rider for any reason other than fraud after this rider has been in force during such covered child's lifetime for two years from the effective date.

We will not contest payment of any increases in the amount of this rider for any reason other than fraud after the increases have been in force during such covered child's lifetime for two years from the effective date of each increase.

2.5 MISSTATEMENT OF AGE OR SEX
We have the right to correct benefits for misstated age or sex. In such an event, benefits will be the amount the monthly deduction actually made would have bought at the correct age or sex.

2.6 SUICIDE
If, within one year of the effective date, a covered child dies by suicide, whether sane or insane, our liability is limited to the monthly deductions paid for this rider.

Any increase in death benefits resulting from an increase in the amount of this rider will not be paid if a covered child dies from suicide, while sane or insane, within one year of the date of such increase. Instead, we will return an amount equal to the cost of insurance for such increase in the amount of this rider.

2.7 TERMINATION
All rights and benefits under this rider will end when any one of the following events occurs:

a) the owner requests that the policy or rider be cancelled or fully converted;

b) the grace period specified in the policy ends without payment of the monthly deductions; or

c)   conversion, expiry, maturity or termination of the policy.

2.8 POLICY PROVISIONS APPLY
The cash value and policy loan provisions of the policy, if any, will not apply to this rider. All other provisions not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

--------------------------------------------------------------------------------
SECTION 3 - OWNERSHIP AND BENEFICIARY
--------------------------------------------------------------------------------
3.1 OWNERSHIP
The owner of the policy will be the owner of this rider.

3.2 BENEFICIARY
Beneficiaries for this rider are as named in the application, unless changed by the owner. The rider's beneficiaries may be different from the policy's beneficiaries.

--------------------------------------------------------------------------------
SECTION 4 - MONTHLY DEDUCTIONS AND REINSTATEMENT
--------------------------------------------------------------------------------
4.1 MONTHLY DEDUCTIONS
The monthly deductions for this rider are to be paid on the same dates, in the same manner, and under the same conditions as the monthly deductions for the policy to which this rider is attached. Monthly deductions for this rider are due until this rider terminates. The monthly deduction for this rider will be $0.25 per $1,000 of coverage under this rider.

4.2 REINSTATEMENT
This rider may be reinstated along with the policy subject to the requirements of the policy and the following:

a) You must provide proof of good health and insurability satisfactory to us for each covered child who would be insured under this rider upon such reinstatement.

b) All unpaid monthly deductions must be paid with interest. We will set the interest rate, but it will not exceed 6% per year.

--------------------------------------------------------------------------------
SECTION 5 - CONVERSION
--------------------------------------------------------------------------------
5.1 CONVERSION PRIVILEGE
The owner may convert coverage under this rider to a new policy on any covered child without proof of insurability if the policy and this rider are in force with all needed monthly deductions paid. Application for conversion must be made during such child's conversion period and before termination of this policy and rider.

5.2 CONVERSION PERIOD
The conversion period for each covered child expires on the earlier of:

a)   such covered child's 23rd birthday; or

b)   60 days after your death.

5.3 CONVERSION REQUIREMENTS
Such conversion is subject to the following rules:

a)   The owner must send us a written request, on our form.

b)   The owner must pay the first premium on the new policy.

c) The policy date of the new policy will be the date of termination of the covered child's coverage under this rider.

d) In no event will the new policy become effective, unless such covered child is living on the policy date of the new policy.

e) The face amount of the new policy may not exceed the face amount of this rider in effect on the date of the request.

f) The new policy must comply with our published rules in effect on the date of issue of the new policy.

g) The premium for the new policy will be our rate for such covered child's age on the policy date of the new policy for the same premium class as this rider.

h) The new policy will be subject to the same exceptions, exclusions and restrictions, if any, as this rider.

i) The new policy may be any form of single-life permanent life insurance policy then being offered by us.

j) Our consent and proof of such covered child's insurability are required to add any other benefit riders to the new policy, including the waiver of charges rider.


/s/ Edward M. Wiederstein
                President

                          FARM BUREAU LIFE INSURANCE COMPANY
               5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                      OTHER ADULT UNIVERSAL LIFE INSURANCE RIDER

              This rider is a part of the policy to which it is attached.

--------------------------------------------------------------------------------
SECTION 1 - DEFINITIONS
--------------------------------------------------------------------------------
1.1 YOU OR YOUR
means the person whose life is insured under the policy.

1.2 COVERED ADULT
means the person whose life is insured under this rider and who is age 18 or older.

1.3 AGE
means age at the last birthday.

1.4 ATTAINED AGE
means the covered adult's age on the effective date plus the number of policy years since the effective date.

1.5 EFFECTIVE DATE
means the effective date of this rider shown on the policy data page.

--------------------------------------------------------------------------------
SECTION 2 - THE CONTRACT
--------------------------------------------------------------------------------
2.1 DEATH BENEFIT
We will pay the amount of this rider to the beneficiary of this rider:

a) within two months after receipt by us of due proof of the covered adult's death;

b) if the policy and this rider are in force on the date of the covered adult's death with all needed monthly deductions paid; and

c)   subject to the terms and conditions of the policy and this rider.

2.2 AMOUNT OF THIS RIDER
The amount of insurance under this rider is shown on the policy data page.

2.3 DEATH BENEFIT CHANGES
The owner may change the amount of this rider at any time after the first policy year subject to the following rules:

a)   The change must be in writing in a form acceptable to us.

b)   It must be signed by the owner.

c) The form must be sent to us and, if proof of insurability is required, such proof must be acceptable to us.

d) We will issue a new policy data page for any change in the amount of this rider.

Any decrease will be effective on the monthly deduction day coinciding with or next following our receipt of the request. Any reduction will be in the following order:

a)   against the most recent increase in insurance;

b)   against the next most recent increases reduced in succession;

c)   against the initial amount.

In no event will the current amount of this rider be more than the specified amount of the policy. Any decrease is also subject to a minimum amount remaining of $50,000.

Any increase will require proof of insurability. An approved increase will have an effective date as shown on the new policy data page.

2.4 INCONTESTABLE CLAUSE
We will not contest payment of this rider for any reason other than fraud after this rider has been in force during the covered adult's lifetime for two years from the effective date of this rider.

We will not contest payment of any increases in the amount of this rider for any reason other than fraud after the increases have been in force during the covered adult's lifetime for two years from the effective date of each increase.

2.5 MISSTATEMENT OF AGE OR SEX
We have the right to correct benefits for misstated age or sex. In such an event, benefits will be the amount the monthly deductions actually paid would have bought at the correct age or sex.

2.6 SUICIDE
If, within one year of the effective date, the covered adult dies by suicide, whether sane or insane, our liability is limited to the monthly deductions paid for this rider.

Any increase in death benefits resulting from an increase in the amount of this rider will not be paid if a covered adult dies from suicide, while sane or insane, within one year of the date of such increase. Instead, we will return an amount equal to the cost of insurance for such increase in the amount of this rider.

2.7 TERMINATION
All rights and benefits under this rider will end when any one of the following events occurs:

a) the earlier of the policy anniversary on which you are age 115 or the policy anniversary on which the covered adult is age 115;

b)   the covered adult dies;

c) the owner requests that the policy or rider be cancelled or fully converted;

d) the grace period specified in the policy ends without payment of the monthly deductions; or

e)   conversion, expiry, maturity or termination of the policy.

2.8 POLICY PROVISIONS APPLY
The accumulated value benefits and policy loan provisions of the policy, if any, will not apply to this rider. All other provisions not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

--------------------------------------------------------------------------------
SECTION 3 - OWNERSHIP AND BENEFICIARY
--------------------------------------------------------------------------------
3.1 OWNERSHIP
The owner of the policy will be the owner of this rider.

3.2 BENEFICIARY
Beneficiaries for this rider are as named in the application, unless changed by the owner. The rider's beneficiaries may be different from the policy's beneficiaries.

--------------------------------------------------------------------------------
SECTION 4 - MONTHLY DEDUCTIONS AND REINSTATEMENT
--------------------------------------------------------------------------------
4.1 MONTHLY DEDUCTIONS
The monthly deductions for this rider are to be paid on the same dates, in the same manner, and under the same conditions as the monthly deductions for the policy to which this rider is attached. Monthly deductions for this rider are due until the rider terminates. The monthly deduction for this rider is computed as the sum of a) plus b), where:

a) is the cost of insurance rate (as defined in section 4.2) multiplied by the amount of the rider; and

b) is the monthly per $1,000 charge from the policy data page, multiplied by the current amount or the amount of any increase in the amount of this rider. This charge applies only during the first policy year or during the 12 months following an increase in the amount of this rider.

4.2 COST OF INSURANCE RATE
The cost of insurance rate is subject to the following rules:

a) The rate is based on the covered adult's sex, rate class and attained age. For any increase in the specified amount, the attained age will be the covered adult's age on the effective date of the increase.

b) The monthly rates will be determined by us based on our expectation as to future mortality experience.

c)   If we change the rates, we will change them for everyone in a rate class.

d) The monthly guaranteed rates shown in the policy are based on the 1980 Commissioner's Standard Ordinary Mortality Table, Age Last Birthday. The monthly rate will never be more than these rates.

4.3 REINSTATEMENT
This rider may be reinstated along with the policy subject to the requirements of the policy and the following:

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a)   You must provide proof of good health and insurability satisfactory to us for the covered adult who would be insured under this rider upon such reinstatement.

b) All unpaid monthly deductions must be paid with interest. We will set the interest rate, but it will not exceed 6% per year.

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SECTION 6 - CONVERSION
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6.1 CONVERSION PRIVILEGE
The owner may convert this rider to a new policy on the covered adult without proof of insurability if the policy and this rider are in force with all needed monthly deductions paid. Application for conversion must be made before termination of the policy and rider and before the covered adult's 75th birthday, or within 60 days after your death.

6.2 CONVERSION REQUIREMENTS
Such conversion is subject to the following rules:

     a)   The owner must send us a written request, on our form.

     b)   The owner must pay the first premium on the new policy.

     c) The policy date of the new policy will be the date of termination of this rider.

     d) In no event will the new policy become effective, unless the covered adult is living on the policy date of the new policy.

     e) The face amount of the new policy may not exceed the face amount of this rider in effect on the date of the request.

     f) The new policy must comply with our published rules in effect on the date of issue of the new policy.

     g) The premium for the new policy will be our rate for the covered adult's age on the policy date of the new policy for the same premium class as this rider.

     h) The new policy will be subject to the same exceptions, exclusions and restrictions, if any, as this rider.

     i) The new policy may be any form of single-life permanent life insurance policy then being offered by us.

     j) Our consent and proof of the covered adult's insurability are required to add any other benefit riders to the new policy, including the waiver of charges rider.


/s/ Edward M. Wiederstein
    President